EXHIBIT 99.1

SELECT INTERIOR CONCEPTS NAMES BILL VARNER CHIEF EXECUTIVE OFFICER

Announces Intent to Adjourn Annual Meeting

ATLANTA, GA – June 9, 2020 – Select Interior Concepts, Inc. (“SIC” or the “Company”) (NASDAQ: SIC), a premier installer and nationwide distributor of interior building products, today announced that L. W. (Bill) Varner, Jr. has been named Chief Executive Officer, effective immediately. Mr. Varner previously served as President and CEO at United Subcontractors, Inc. (USI), one of the largest insulation services providers in the United States.  Tyrone Johnson, who served as CEO and a director of SIC since November 2017, is resigning from both positions by mutual agreement with the Company’s Board of Directors, effective immediately.

"Bill brings more than 30 years of success in leading a variety of businesses across the manufacturing and service sectors, and we are delighted he is joining our team,” said Brett Wyard, Chairman of the Board of SIC. “Bill’s track record in delivering strong operating performance and excellent financial results in challenging business environments, and commitment to building loyalty through customer service and satisfaction, makes him the ideal person to lead our company into its next phase of growth.  On behalf of SIC, we appreciate Ty’s leadership over the years and thank him for his contributions.  In particular, Ty and the rest of the SIC management team have done a great job maintaining performance, liquidity and our relationship with our lenders during the Covid-19 outbreak.”

"Select Interior Concepts is an excellent franchise with market-leading products and services, and I look forward to working with its highly dedicated team to help the Company achieve its full potential," said Mr. Varner. "My focus will be on driving profitable growth, exceeding the expectations of our customers, and building shareholder value. It's a great opportunity and I'm eager to get started.”

Bill Varner Biography

L. W. (Bill) Varner, Jr. is the Chief Executive Officer of Select Interior Concepts.  Previously, he was CEO of United Subcontractors, Inc. (USI) from July 2012 to May 2018. During his tenure, he led a transformation of the business through organic growth and strategic M&A that resulted in USI achieving double digit EBITDA margins and an eventual sale of the business, creating significant value for shareholders. From 2004 to 2012, Mr. Varner served as the President and Chief Executive Officer of Aquilex Corporation, a leading provider of specialty services to the energy sector. Under his leadership, the company grew revenues by fivefold and achieved record earnings. Prior to joining Aquilex in 2004, Mr. Varner served as President for several global businesses in various industries orchestrating their growth in new markets through expansion of service and product offerings.  He is a graduate of The Citadel in Charleston, South Carolina, and has served on various philanthropic, industry and community boards. He sat on the boards of directors for Bartlett Holdings, Aquilex, USI and The Identity Group.

Intent to Adjourn Annual Meeting

The Company also announced that it plans to adjourn its annual meeting of stockholders, originally scheduled to be held on June 10, 2020, to provide its stockholders with additional time to review the proposals to be considered at the annual meeting in light of the appointment of Mr. Varner as the Company’s CEO and Mr. Johnson’s resignation as CEO and a director of the Company. The annual meeting will be adjourned immediately after it is convened.  The annual meeting will be adjourned until Tuesday,

June 16, 2020, at 10am ET and will continue to be held in a virtual meeting format only at www.virtualshareholdermeeting.com/SIC2020. The record date will remain April 17, 2020.

ABOUT SELECT INTERIOR CONCEPTS

Select Interior Concepts is a premier installer and nationwide distributor of interior building products with leading market positions in highly attractive markets. Headquartered in Atlanta, Georgia, Select Interior Concepts is listed on the NASDAQ.  The Residential Design Services segment provides integrated design, sourcing and installation solutions to customers, in the selection of a broad array of interior products and finishes, including flooring, cabinets, countertops, window treatments, and related interior items. The Architectural Surfaces Group segment distributes natural and engineered stone through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul and Pental. For more information, visit: www.selectinteriorconcepts.com.

CONTACTS:

Investor Relations:

Tully Brown

(470) 548-7370

IR@selectinteriorconcepts.com